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                                                                    Exhibit 23.4

                                FORM OF CONSENT



Dr. Mr. Kent:

     You have approval to use the paragraphs attached to this letter in your prospectus in the customer case studies sections of your prospectus.

Sincerely,

/s/ Paula M. Angelo
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Name

Communications Manager, ISIS
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Title

Delphi Automotive Systems
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Company

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Customer: Delphi Automotive (automotive technologies, systems and components)

Problem: Delphi needed a standardized integration solution that could tie together numerous packaged, legacy and custom applications and support the company's complex business processes. These applications operate within multiple business units, and Delphi wanted a solution that would improve the efficiency of data sharing across the company. Delphi currently has a large SAP ERP implementation along with a myriad of custom and legacy applications that manage production, purchasing and fulfillment.

Solution: Delphi is implementing CrossWorlds to integrate the company's complex application environment across the enterprise. From CrossWorlds, Delphi purchased the CrossWorlds SAP Connector, multiple CrossWorlds Technical Connectors, the CrossWorlds InterChange Server, the CrossWorlds Connector Development Kit and multiple pre-built CrossWorlds Business Process Integration Modules to integrate key information and automate the processes across business units.